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For Ministry Use Only
À l'usage exclusif du ministère

Exhibit 3.59

Ontario Corporation Number
Numéro de la société en Ontario

1186693

Ontario | Ministry of Consumer and Commercial Relations | Ministère de la Consommation et du Commerce

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents status entrent en vigueur le

FEBRUARY 02 FÉVRIER, 2001

Director/Directrice
Business Corporations Act / Loi sur les sociétés par actions

Form 3
Business Corporations Act

Formule 3
Loi sur les sociétés par actions

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

1. The name of the corporation is: *Dénomination sociale de la société:*

ENGINEERING POWER SYSTEMS LIMITED

2. The name of the corporation is changed to (if applicable): *Nouvelle dénomination sociale de la société (s'il y a lieu):*

ENERGY POWER SYSTEMS LIMITED

3. Date of incorporation/amalgamation: *Date de la constitution ou de la fusion:*

1996 / 07 / 01

(Year, Month, Day)
(année, mois, jour)

4. The articles of the corporation are amended as follows: *Les statuts de la société sont modifiés de la façon suivante.*

(a) to consolidate the issued and outstanding common shares of the Corporation by changing each one of the issued and outstanding common shares of the Corporation into one-fourth of a common share of the Corporation effective the opening of trading on February 6, 2001;

no fractional common shares of the Corporation shall be issued in connection with the consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional share upon such consolidation, the number of common shares of the Corporation to be received by such shareholder shall be rounded up to the nearest whole number of common shares;

(b) to change the name of the Corporation from "Engineering Power Systems Limited" to "Energy Power Systems Limited"; and

(c) to increase the authorized capital of the Corporation, which currently consists of an unlimited number of common shares and an unlimited number of Preference Shares, issuable in series, known as Class A Preference Shares of which Preference Shares Series I have been authorized, by creating the second series of Class A Preference Shares, being an unlimited number of Series 2 Preference Shares, which have the rights, privileges, restrictions and conditions attached hereto as Schedule "A".

DYE & DURHAM
Corporation
Forms-On-Disk

CBR 173

SCHEDULE “A”

SERIES 2 PREFERENCE SHARES

The Second series of Preference Shares are designated as Series 2 Preference Shares. The Corporation is authorized to issue an unlimited number of Series 2 Preference Shares. In addition to the rights, privileges, restrictions and conditions generally attached to the Class A Preference Shares, the Series 2 Preference Shares shall have attached hereto the following rights:

(a)	Holders of the Series 2 Preference Shares, in priority to the holders of the common shares, and all other shares ranking junior to the Series 2 Preference Shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board of Directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, cumulative 5% per annum cash dividends payable annually. The Board of Directors shall be entitled from time to time to declare the said preferential cumulative cash dividend exclusive of any other series of Preference Shares.

(b)	In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Series 2 Preference Shares shall be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate Redemption Amount per Series 2 Preference Share (as hereinafter defined) of all Series 2 Preference Shares held by them respectively before any amount shall be paid or any assets of the Corporation distributed to the holders of any common shares, or shares of any other class ranking junior to the Series 2 Preference Shares. After payment to the holders of the Series 2 Preference Shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets of the Corporation.

(c)	Redemptions

(i)	After five years from the date of issuance, the holders of Series 2 Preference Shares shall be entitled to require the Corporation to redeem, subject to the requirements of the Business Corporations Act (including, but not limited to ss.30(2)) as now enacted or as the same may from time to time be amended, re-enacted or replaced and all or any portion of Series 2 Preference Shares held by them by tendering to the Corporation at its registered office a share certificate or certificates representing the Series 2 Preference Shares which any

Holder desires to have the Corporation redeem together with a request in writing specifying that the holder desires to have the Series 2 Preference Shares represented by such certificate or certificates redeemed by the Corporation and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed. Upon receipt of a share certificate or certificates representing Series 2 Preference Shares which the holders desire to have the Corporation redeem together with such written request, the Corporation shall, within sixty days of such receipt (or if such date is not a business date then the immediately preceding business date (the “Redemption Date”), redeem such Series 2 Preference Shares by paying to such holders the Redemption Amount per each such Series 2 Preference Share being redeemed, provided that the accidental failure to redeem on such date shall not affect the validity of such redemption. Such payment shall be made by cheque payable at part at any branch of the Corporation’s bankers for the time being in Canada or any other form of payment acceptable to the holder thereof. If a part only of the shares represented by any certificate be redeemed a new certificate for the balance shall be issued at the expense of the Corporation. The said Series 2 Preference Shares shall be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of a holder of Series 2 Preference Shares in respect thereof unless payment of the Redemption Amount per Series 2 Preference Share is not made on the Redemption Date, in which event the rights of the holder of the said Series 2 Preference Shares shall remain unaffected.

(ii)	the Corporation may, upon giving notice as hereinafter provided, redeem at any time after five years from the date of issuance the whole or from time to time any part of the then outstanding Series 2 Preference Shares on payment of an amount for each share to be redeemed equal to One Dollar ($1.00) per Series 2 Preference Share plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the “Redemption Amount per Series 2 Preference Share”.

(iii)	in the case of redemption of Series 2 Preference Shares under the provisions of clause (d) hereof, the Corporation shall at least twenty-one (21) days after the date specified for redemption mail to each person who at the date of mailing is a holder of Series 2 Preference

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Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Series 2 Preference Shares, provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount Series per 2 Preference Share and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the Series 2 Preference Shares to be redeemed the Redemption Amount per Series 2 Preference Share thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Series 2 Preference Shares called for redemption. Such payment may be made by cheque payable at par at any branch of the Corporation’s bankers in Canada. If a part only of the shares represented by any certificate be redeemed a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the Series 2 Preference Shares called for redemption shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of holders of Series 2 Preference Shares in respect thereof unless payment of the Redemption Amount per Series 2 Preference Shares is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said Series 2 Preference Shares shall remain unaffected. The Corporation may at any time after the mailing of notice of its intention to redeem any Series 2 Preference Shares deposit the Redemption Amount per Series 2 Preference Share of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Series 2 Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series 2 Preference Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount per Series 2 Preference Share so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit shall belong to the Corporation.

(d)	Conversion into Units

(i)	the holder of Series 2 Preference Shares may at the holder’s option convert such shares into Units (the “Exercise Number”) on the basis of:

(a)	for the first 30 months after issuance of the Series 2 Preference Shares, one Unit for each 1.25 Series 2 Preference Share being converted. Each Unit is comprised of one common share and one common share purchase warrant, with each common share purchase warrant exercisable at $1.50 to acquire one common share, for a period of two years; and

(b)	for the next 30 months after issuance of the Series 2 Preference Shares, one Unit for each 2.25 Series 2 Preference Shares being converted. Each Unit is comprised of one common share and one common share purchase warrant, with each common share purchase warrant exercisable at $2.50 to acquire one common share, for a period of two years.

(ii)	if the holder of any Series 2 Preference Shares which have been called for redemption by the Corporation elects to exercise the right of conversion as herein provided as to part only of the shares represented by any certificate, such holders shall be deemed to have elected to convert firstly up to the number of shares of that holder which have been called for redemption and secondly the balance, if any, remaining of the shares of that holder which that holder has elected to convert (unless at the time of such election the holder gives written notice to the contrary to the Corporation at its head office or to the transfer agent at any office where a transfer registry for Series 2 Preference Shares is maintained), and the Corporation shall have no obligation to redeem any of the shares which the holder has elected or is deemed to have elected to convert.

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(iii)	Conversion Procedure

The conversion right herein provided for may be exercised by notice in writing (which may be in the form of the conversion panel, if any, contained on the Series 2 Preference Shares certificate) given to the Corporation at its registered office accompanied by the certificate or certificates representing the Series 2 Preference Shares in respect of which the holder thereof desires to exercise such right of conversion. The notice shall be signed by such holder and shall specify the number of Series 2 Preference Shares which the holder desires to have converted and the name or names in which the shares resulting from such conversion are to be registered. If less than all of the Series 2 Preference Shares represented by any certificate or certificates accompanying any such notice are to be converted, the holder shall be entitled to receive a new certificate without charge representing the Series 2 Preference Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be converted. Common Shares and Common Share Purchase Warrants issued as a result of conversion shall be deemed to be issued as fully-paid and non-assessable. Upon the conversion of any Series 2 Preference Shares there shall be no payment or adjustment by the Corporation or by any holder of Series 2 Preference Shares on account of any dividends on the Series 2 Preference Shares so converted; provided that a holder of Series 2 Preference Shares on the record date for any dividend declared payable on such shares will be entitled to such dividend notwithstanding that such shares are converted after such record date and before the payment date of such dividend. On any conversion of Series 2 Preference Shares the share certificates and purchase warrant certificates representing shares and warrants resulting therefrom shall be issued in the name of the registered holder of Series 2 Preference Shares converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes, in such name or names as such registered holder may direct in writing (either in the notice above referred to or otherwise).

(iv)	The right of a registered holder of Series 2 Preference Shares to convert the same into Common Shares and Common Share Purchase Warrants shall be deemed to have been exercised, and the registered holder of the Series 2 Preference Shares to be converted (or any person or persons in whose name or names such registered

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holder of Series 2 Preference Shares shall have directed the issuance of further certificates) shall be deemed to have become a holder of Common Shares and Common Share Purchase Warrants of record for all purposes on the date of surrender of the certificates representing the Series 2 Preference Shares to be converted together with the notice in writing referred to in paragraph (ii) of this Section (d) notwithstanding any delay in the delivery of the certificates representing the Common Shares into which such Series 2 Preference Shares have been converted.

(e)	Adjustment of Exercise Number

Subject to the provisions of Sections (f) and (g), the Exercise Number shall be subject to adjustment from time to time in the events and in the following manner:

(1)	If and whenever at any time after the date hereof the Corporation shall:

	(a)	issue Common Shares or securities exchangeable for or convertible into Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (except by way of stock dividends representing dividends paid in the ordinary course), or

	(b)	subdivide its outstanding Common Shares into a greater number of shares, or

	(c)	consolidate its outstanding Common Shares into a smaller number of shares,

(any of such events in these clauses (a), (b) and (c) being called a “Reorganization”), then the Exercise Number shall be adjusted, effective immediately after the record date at which the holders of Common Shares are determined for the purpose of the Reorganization, by multiplying the Exercise Number in effect immediately prior to such record date by a fraction, the denominator of which shall be the number of Common Shares outstanding on such record date before giving effect to such Reorganization and the numerator of which shall be the number of Common Shares outstanding immediately after giving effect to such Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of

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Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date). For the purposes of this Subsection (e)(1), “dividends paid in the ordinary course’’ shall mean cash dividends paid on the Common Shares in any fiscal year of the Corporation provided that where shares in the capital of the Corporation are distributed to a holder of Common Shares in lieu of a cash dividend, such dividend shall be deemed to be a cash dividend if the value at which such shares are issued in satisfaction of such dividend is not less than 95% of the Current Market Price of the Common Shares at the time of declaration thereof.

(2)	If and whenever at any time after the date hereof the Corporation shall issue rights, options or warrants to all or substantially all of the holders of the Common Shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue (the “Rights Period’’), to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share to the holder (or, in the case of securities exchangeable for or convertible into Common Shares, at a conversion or exchange price per share at the date of issue of such securities to the holder) of less than 95% of the Current Market Price for the Common Shares on such record date (any of such events being called a “Rights Offering’’), then the Exercise Number shall be adjusted effective immediately after the end of the Rights Period to a number determined by multiplying the Exercise Number in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the denominator of which shall be the aggregate of

	(i)	the number of Common Shares outstanding as of the record date for the Rights Offering, and

	(ii)	a number determined by dividing (A) either (I) the product of the number of Common Shares issued or subscribed for during the Rights Period upon the exercise of the rights, warrants or options under the Rights Offering and the price at which each such is offered, or, as the case may be, (II) the product of the exchange or conversion price of such securities offered and the number of Common Shares for or into which the securities issued or subscribed for pursuant to the

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Rights Offering could have been exchanged or converted during the Rights Period, by (B) the Current Market Price of the Common Shares as of the record date for the Rights Offering, and

(b)	the numerator of which shall be the number of Common Shares outstanding or the number of Common Shares which would be outstanding if the securities exchangeable or convertible were exchanged or converted into Common Shares during the Rights Period, in both cases after giving effect to the Rights Offering and including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering.

(3)	If and whenever at any time after the date hereof the Corporation shall fix a record date for the issue or the distribution to all or substantially all the holders of the Common Shares of (A) shares of the Corporation of any class other than Common Shares, (B) rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into shares of the Corporation of any class other than Common Shares or property or other assets of the Corporation, (C) evidences of indebtedness, or (D) any property or other assets and if such issuance or distribution does not constitute a Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the Exercise Number shall be adjusted effective immediately after such record date to a number determined by multiplying the Exercise Number in effect on such record date of the Special Distribution by a fraction:

(a)	the denominator of which shall be:

(i)	the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date, less

(ii)	the fair market value, as determined on a reasonable basis by the directors of the Corporation (whose determination shall be conclusive), to the holder of the Common Shares of the shares, rights, options, warrants, evidences of indebtedness or property or

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other assets issued or distributed in the Special Distribution, and

(b)	the numerator of which shall be the number of Common Shares outstanding on such record date multiplied by the Current Market Price of the Common Shares on such record date.

(4)	If and whenever at any time after the date hereof there shall be a reclassification of Common Shares at any time outstanding or a change of the Common Shares into other shares or into other securities (other than a Reorganization), or a consolidation, amalgamation or merger of the Corporation with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity (any of such events being herein called a “Capital Reorganization’’), any holder of Series 2 Preference Shares who exercises his right of conversion after the effective date of such Capital Reorganization shall be entitled to receive, and shall accept in lieu of the number of Units to which such holder was theretofore entitled upon such conversion, the aggregate number of shares, other securities or other property which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the holder had been the registered holder of the number of Units to which such holder was theretofore entitled upon conversion. If determined appropriate by the directors of the Corporation, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section (e)(4) with respect to the rights and interests thereafter of holders of Series 2 Preference Shares so that the provisions set forth in this Section (e)(4) shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the conversion of a Series 2 Preference Share.

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(f)	Rules Regarding Calculation of Adjustment of Exercise Number

For the purposes of Section (e):

	(1)	The adjustments provided for the Section (e) are cumulative and such adjustments shall be made successively whenever an event referred to therein shall occur, subject to the following subsections of this Section (f).

	(2)	No adjustment in the Exercise Number shall be required unless it would result in a change of at least one-hundredth of a share, as presently constituted, provided, however, that any adjustments which, except for the provisions of this Subsection (f)(2) would otherwise have been required to be made shall be carried forward and taken into account in any subsequent adjustment.

	(3)	No adjustment in the Exercise Number shall be made in any of the following instances:

		(a)	in respect of any event described in Section (e) if holders of Series 2 Preference Shares are entitled to participate in such event on the same terms, mutatis mutandis, as if such holders had converted their Series 2 Preference Shares into Units prior to or on the effective date or record date of such event; provided that the foregoing shall not prevent such adjustment to be made in respect of the events referred to in clauses (b) and (c) of Subsection (e)(1).

		(b)	in respect of the issue from time to time of Common Shares acquired on the conversion of Series 2 Preference Shares which shall be deemed not to be a Reorganization;

		(c)	in respect of the issue from time to time of dividends of Common Shares to holders of Common Shares who exercise an option or election to receive substantially equivalent dividends in Common Shares in lieu of receiving a cash dividend, which issue shall be deemed not to be a Reorganization; and

(d)	in respect of the issue from time to time of Common Shares pursuant to the exercise of any non-transferable right, option or warrant extended or given from time to time to officers, directors or employees of the Corporation or of a subsidiary of the Corporation to subscribe for and purchase Common Shares or any other shares of the Corporation.

(4)	If a dispute shall at any time arise with respect to adjustments provided for in Section (e) such dispute shall be conclusively determined by the Corporation’s auditors, or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors of the Corporation and any such determination shall be binding upon the Corporation, the transfer agent of the Series 2 Preference Shares, and the holders of Series 2 Preference Shares.

(5)	If the Corporation shall set a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Number shall be required by reason of the setting of such record date.

(6)	In the absence of the corporate statute governing the Corporation or a resolution of the directors of the Corporation fixing a record date for a Reorganization, Rights Offering or Special Distribution, the Corporation shall be deemed to have fixed as the record date therefor the date on which the Reorganization, Rights Offering or Special Distribution is effected.

(7)	In case the Corporation after the date hereof shall take any action affecting the Common Shares, other than an action described in Section (e) which in the opinion of the directors of the Corporation would materially affect the rights of the holders of Series 2 Preference Shares, the Exercise Number shall be adjusted in such manner, if any, and at such time, by action by the directors of the Corporation, in their sole discretion as they may reasonably determine to be equitable to the holders of Series 2 Preference Shares in the circumstances. Failure of the taking of action by the directors so as to provide for an adjustment prior to the effective date of any action by the Corporation affecting the Common Shares shall be conclusive

Evidence that the directors have determined that it is equitable to make no adjustment in the circumstances.

(8)	“Current Market Price” of the Common Shares at any date means the price per share equal to the weighted average price at which the Common Shares have traded on the Canadian Venture Exchange, or if the Common Shares are not then listed on the Canadian Venture Exchange, on such stock exchange on which the Common Shares are listed as may be selected by the directors for such purpose or, if the Common Shares are not then listed on any stock exchange, in the over-the-counter market, during the 20 consecutive trading days ended on the 5th trading day preceding such date.

(g)	Postponement of Subscription

In any case where the application of Section (e) results in an increase of the Exercise Number taking effect immediately after the record date for a specific event, if any Series 2 Preference Shares are converted after that record date and prior to completion of the event, the Corporation may postpone the issuance to the holder of Series 2 Preference Shares of the Common Shares to which such holder is entitled by reason of the increase of the Exercise Number, but such Common Shares shall be so issued and delivered to that holder of Series 2 Preference Shares upon completion of that event, with the number of such Common Shares calculated on the basis of the Exercise Number on the date of conversion adjusted for completion of that event, and the Corporation shall deliver to the person or persons in whose name or names the Common Shares are to be issued an appropriate instrument evidencing his or their right to receive such Common Shares and the right to receive any dividends or other distributions which, but for the provisions of this Section (g), such person or persons would have been entitled to receive in respect of such Common Shares from and after the date of conversion in respect thereof.

(h)	Notice of Adjustment of Exercise Number

(1)	At lease 14 days prior to the effective date or record date, as the case may be, of any event which requires or might require adjustment to the Exercise Number pursuant to Section (e), the Corporation shall give notice to the holders of Series 2 Preference Shares in the manner prescribed by Section (m)(1), of the particulars of such event and, if determinable, the required adjustment.

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(2)	In case any adjustment for which a notice in subsection (1) of this Section (h) has been given is not then determinable, the Corporation shall promptly after such adjustment is determinable give notice in the manner prescribed by Section (m)(1) to the holders of Series 2 Preference Shares of the adjustment.

(i)	No Adjustment on Dividends

A holder of a Series 2 Preference Share on the record date for the determination of holders of Series 2 Preference Shares entitled to receive a dividend declared payable on Series 2 Preference Shares will be entitled to such dividend notwithstanding that such share is converted after such record date and before the payment date of such dividend, and the registered holder of any Common Shares resulting from any conversion shall be entitled to rank equally with the registered holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on any date on or after the date of conversion. Subject as aforesaid, no payment or adjustment will be made on account of any dividend, accrued or otherwise, on the Series 2 Preference Shares converted or the Common Shares resulting from any conversion.

(j)	Taxes on Conversion

The issuance of certificates for Common Shares upon the conversion of Series 2 Preference Shares will be made without charge to the converting holders of Series 2 Preference Shares for any fee or tax in respect of the issuance of such certificates or the Common Shares represented thereby; provided, however, that the Corporation shall not be required to pay any tax which may be imposed upon the person or persons to whom such Common Shares are issued, in respect of the issuance of such Common Shares or the certificates therefor or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name or names other than that of the holder of the Series 2 Preference Shares converted, and the Corporation shall not be required to issue or deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or that the Corporation has not and will not have any liability in respect of such tax.

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(k)	Restrictions on Dividends and Retirement of Shares

Without the approval of the holders of outstanding Series 2 Preference Shares given as hereinafter set forth:

(1)	the Corporation shall not declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Series 2 Preference Shares) on any shares of the Corporation ranking junior to the Series 2 Preference Shares;

(2)	the Corporation shall not call for redemption, redeem, purchase or otherwise retire for value any shares ranking junior to the Series 2 Preference Shares (except out of the net cash proceeds of a substantially concurrent issue of shares of the Corporation ranking junior to the Series 2 Preference Shares);

(3)	the Corporation shall not (a) purchase or otherwise retire for value less than all of the Series 2 Preference Shares or (b) call for redemption, redeem, purchase or otherwise retire for value any shares of any class or series ranking on a parity with the Series 2 Preference Shares, provided that for greater certainty the covenant in this clause (iii)(b) shall not limit or affect any such action in respect of any class ranking in priority to the Series 2 Preference Shares;

unless, in each such case, all cumulative preferential dividends on outstanding Series 2 Preference Shares and all cumulative dividends on all other shares ranking on a parity with or in priority to the Series 2 Preference Shares accrued up to and including the most recent dividend payment date or dates applicable thereto shall have been declared and paid or set apart for payment.

(l)	Liquidation, Dissolution or Winding up

In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series 2 Preference Shares shall be entitled to receive in lawful money of Canada the amount paid up thereon together with all accrued and unpaid cumulative preferential dividends thereon, whether or not declared, calculated to the date of the distribution, such amount to be paid before any amount is paid or any assets of the Corporation are

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distributed to the holders of any shares of any class ranking junior to the Series 2 Preference Shares, including the Common Shares of the Corporation. Upon payment of the amounts so payable to them, the holders of Series 2 Preference Shares shall not be entitled to share in any further distribution of assets of the Corporation.

(m)	Notices and Interpretation

(1)	Notices, etc.

(a)	Subject to paragraph (b) of this Section (m)(1), any notice, cheque, or other communication from the Corporation herein provided for shall be sufficiently given if delivered or if sent by ordinary unregistered mail, postage prepaid, to the holders of the Series 2 Preference Shares at their respective addresses appearing on the books of the Corporation or, in the event of the address of any of such holders not so appearing, then at the last address of such holder known to the Corporation. Accidental failure to give any such notice or other communication to one or more holders of the Series 2 Preference Shares shall not affect the validity of the notices or other communications properly given or any action taken pursuant to such notice or other communication but, upon such failure being discovered, the notice or other communication, as the case may be, shall be sent forthwith to such holder or holders.

(b)	If there exists any actual or apprehended disruption of mail services in any jurisdiction in which there are holders of Series 2 Preference Shares whose addresses appear on the books of the Corporation to be in such jurisdiction, notice may (but need not) be given to the holders in such jurisdiction by means of publication once in each of two successive weeks in a newspaper of general circulation published or distributed in such jurisdiction. Notice given by publication shall be deemed for all purposes to be proper notice.

(c)	Notice given by mail shall be deemed to be given on the day upon which it is mailed unless on the day of or the day following such mailing an actual disruption of mail services has occurred in the jurisdiction in or to which such notice is mailed. Notice given by publication shall be deemed to be given on the

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day on which the first publication is completed in any city in which notice is published.

(2)	Interpretation

(a)	In the event that any day on which any dividend on the Series 2 Preference Shares is payable or on or by which any other action is required to be taken hereunder is not a business day, then such dividend shall be payable or such other action shall be required to be taken on the next succeeding day that is a business day; and “business day” means a day other than a Saturday, a Sunday or any other day that is a statutory or civic holiday in the place where the Corporation has its registered office.

(b)	For the purposes hereof, the use of the terms “ranking in priority to’’ or “ranking on a parity with” or “ranking equal” or “ranking junior” or similar terms, whether used independently or in combination, mean and refer to the ranking of shares of different classes or series in respect of the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(c)	For the purposes hereof, “weighted average price” per Common Share shall be determined by dividing the aggregate sale price of all Common Shares sold on the relevant exchange or market, as the case may be, during the said 20 consecutive trading days by the total number of Common Shares so sold.

(n)	Voting Rights

The holders of Series 2 Preference Shares shall be entitled as such to receive notice of and to attend and to vote at any meeting of shareholders of the Corporation.

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(o)	Modification

The provisions attaching to the Series 2 Preference Shares may be deleted, varied, modified, amended or amplified with the prior approval of the holders of the Series 2 Preference Shares given in accordance with Article (p).

(p)	Approval of Holders of Series 2 Preference Shares

Any approval required or permitted to be given by the holders of the Series 2 Preference Shares with respect to any and all matters referred to herein shall be deemed to have been sufficiently given if given by the holders of Series 2 Preference Shares at a duly called meeting.

2.

Form 3
Business
Corporations
Act

Formule 3
Loi sur les
sociétés par
actions

5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act.

La modification a été dûment autorisée conformément aux articles 168 et 170 (selon le cas) de la Loi sur les sociétés par actions.

6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on

Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le

2000/09/12

(Year, Month, Day)
(année, mois, jour)

These articles are signed in duplicate.

Les présents status sont signés en double exemplaire.

Engineering Power Systems Limited

(Name of Corporation)
(Dénomination sociale de la société)

By:/ *Par:* S A Hall — Director

(Signature) (Description of Office)
(Signature) *(Fonction)*

DYE & DURHAM
Corporation
Forms-On-Disk

CBR 173